Exhibit 99.1

News Release July 10, 2024

HF Sinclair Corporation Announces Appointment of Eric L. Nitcher as Executive Vice President, General Counsel

Dallas, Texas (July 10, 2024) — HF Sinclair Corporation (NYSE:DINO) (“HF Sinclair” or the “Company”) today announced that Eric L. Nitcher has been appointed as Executive Vice President, General Counsel of the Company, effective July 10, 2024.

Prior to the joining the Company, Mr. Nitcher served as Group General Counsel & Executive Vice President, Legal of BP p.l.c., from January 2017 until his retirement in December 2023, where he was responsible for supporting the BP p.l.c. executive team and board and managed a global legal team supporting a broad range of complex matters. Mr. Nitcher began his career as a litigation and regulatory lawyer in Wichita, Kansas. He first joined BP p.l.c., then Amoco, in 1990 and held various roles of increasing responsibility in the areas of litigation, regulatory compliance, global resolution of civil, criminal and regulatory claims and investigations, resolution of high-profile corporate disputes, negotiation of large-scale M&A transactions and formation of, and ongoing support for, international joint ventures, during his 33 years at BP p.l.c.

“We are excited to welcome Eric to the HF Sinclair executive leadership team. Eric brings over 35 years of legal experience in the oil and gas industry and I am confident that he will be a valuable contributor as we continue to grow and position HF Sinclair for the future,” said Tim Go, Chief Executive Officer and President of HF Sinclair.

About HF Sinclair Corporation:

HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah. HF Sinclair provides petroleum product and crude oil transportation, terminalling, storage and throughput services to its refineries and the petroleum industry. HF Sinclair markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states and supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries.

For more information about HF Sinclair, visit www.hfsinclair.com.

Investor inquiries:

Craig Biery, 214-954-6510

Vice President, Investor Relations

Trey Schonter, 214-954-6510

Manager, Investor Relations

Media inquiries:

Media@hfsinclair.com

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